Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	David M. Findlay
Executive Vice President-
Administration and
Chief Financial Officer
(574) 267-9197

LAKE CITY BANK CONTINUES EARNINGS GROWTH

Dividend Increase of 12% Announced

Warsaw, Indiana (April 16, 2007) –Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, reported net income of $4.8 million for the first quarter of 2007. Net income increased 2% over the $4.7 million reported for the comparable quarter of 2006. Diluted net income per share for the first quarters of 2007 and 2006 was $0.38.

The Company also announced that the Board of Directors approved a cash dividend for the first quarter of $0.14 per share, payable on May 7, 2007 to shareholders of record as of April 25, 2007. The quarterly dividend represents a 12% increase over the quarterly dividends paid in 2006.

Michael L. Kubacki, Chairman, President and Chief Executive Officer, commented, “Our loan growth of $24 million during the first quarter will provide a good base for 2007’s expected overall growth. We have further enhanced our position as the bank for business during the quarter with expanded penetration in all of our existing markets. In addition, we are establishing strong contacts and building a relationship base for future expansion in the Indianapolis market, which we entered in late 2006.”

Average total loans for the first quarter of 2007 were $1.35 billion versus $1.21 billion during the first quarter of 2006, an increase of 12%. Total gross loans as of March 31, 2007 were $1.38 billion, an increase of $24.1 million, versus $1.35 billion as of December 31, 2006. Total loans as of March 31, 2006 were $1.23 billion.

Kubacki added, “We are pleased that our net interest margin was essentially unchanged from the fourth quarter of 2006. Net interest margin compression is an industry-wide challenge and we’re pleased that our focus on managing the bank’s cost of funds has contributed to a stable net interest margin. With no foreseeable change to the interest rate environment, we will maintain our drive to generate incremental fee income while at the same time keeping a tight expense control environment.”

Lakeland Financial’s allowance for loan losses as of March 31, 2007 was $14.8 million, compared to $14.5 million as of December 31, 2006 and $13.2 million as of March 31, 2006. Nonperforming assets totaled $13.9 million as of March 31, 2007 versus $14.2 million as of December 31, 2006 and $7.0 million on March 31, 2006. The ratio of nonperforming assets to loans was 1.01% on March 31, 2007 compared to 1.05% at December 31, 2006 and 0.58% at March 31, 2006. The increase in nonperforming assets from the first quarter of 2006 resulted from the addition of a single borrowing relationship. The borrower is engaged in real estate development in Northern Indiana. Borrower collateral, including real estate, and personal guarantees of its principals support this credit, although there can be no assurances that full repayment of the loans will result.

Net charge offs totaled $346,000 in the first quarter of 2007, versus $867,000 during the fourth quarter of 2006. Net recoveries were $9,000 in the first quarter of 2006.

For the three months ended March 31, 2007, Lakeland Financial’s average equity to average assets ratio was 7.45% compared to 7.30% for the fourth quarter of 2006 and 7.16% for the first quarter of 2006. Average stockholders' equity for the quarter ended March 31, 2007 was $131.9 million versus $128.9 million for the fourth quarter of 2006 and $116.0 million for the first quarter of 2006. Average total deposits were $1.45 billion for the first quarter of 2007, versus $1.46 billion for the fourth quarter of 2006 and $1.28 billion for the first quarter of 2006.

Lakeland Financial Corporation is a $1.8 billion bank holding company headquartered in Warsaw, Indiana. Lake City Bank serves Northern Indiana with 43 branches located in the following Indiana counties: Kosciusko, Elkhart, Allen, St. Joseph, DeKalb, Fulton, Huntington, LaGrange, Marshall, Noble, Pulaski and Whitley. The Company also has a Loan Production Office in Indianapolis, Indiana.

In addition to the results presented in accordance with generally accepted accounting principles in the United States of America, this press release contains certain non-GAAP financial measures. Lakeland Financial believes that providing non-GAAP financial measures provides investors with information useful to understanding Lakeland Financial’s financial performance. Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including measures based on “tangible equity” which is “common stockholders’ equity” excluding intangible assets, net of deferred tax. A reconciliation of these non-GAAP measures to the most comparable GAAP equivalent is included in the attached financial tables where the non-GAAP measure is presented.

Lakeland Financial Corporation may be accessed on its home page at www.lakecitybank.com. The Company’s common stock is traded on the Nasdaq Global Select Market under “LKFN”. Market makers in Lakeland Financial Corporation common shares include Automated Trading Desk Financial Services, LLC, B-Trade Services, LLC, Citadel Derivatives Group, LLC, Citigroup Global Market Holdings, Inc., E*TRADE Capital Markets LLC, FTN Financial Securities Corp., FTN Midwest Securities Corp., Goldman Sachs & Company, Howe Barnes Hoefer & Arnett, Inc., Keefe, Bruyette & Woods, Inc., Knight Equity Markets, L.P., Lehman Brothers Inc., Morgan Stanley & Co., Inc., Stifel Nicolaus & Company, Inc., Susquehanna Capital Group and UBS Securities LLC.

This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. Additional information concerning the Company and its business, including factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on form 10-K.

LAKELAND FINANCIAL CORPORATION

FIRST QUARTER 2007 FINANCIAL HIGHLIGHTS

(Unaudited – Dollars in thousands except share and Per Share Data)

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
	2007	2006	2006
END OF PERIOD BALANCES
Assets	$ 1,818,260	$ 1,836,706	$ 1,644,143
Deposits	1,498,002	1,475,765	1,319,745
Loans	1,377,926	1,353,837	1,225,179
Allowance for Loan Losses	14,758	14,463	13,236
Common Stockholders’ Equity	134,944	130,187	117,330
Tangible Equity	130,003	125,149	112,027

AVERAGE BALANCES
Assets
Total Assets	$ 1,771,551	$ 1,764,427	$ 1,620,670
Earning Assets	1,664,938	1,653,882	1,504,381
Investments	295,706	298,780	291,635
Loans	1,353,378	1,332,145	1,205,849
Liabilities and Stockholders’ Equity
Total Deposits	1,454,083	1,463,519	1,275,089
Interest Bearing Deposits	1,237,542	1,243,308	1,058,234
Interest Bearing Liabilities	1,408,401	1,401,715	1,275,129
Common Stockholders’ Equity	131,907	128,852	116,006

INCOME STATEMENT DATA
Net Interest Income	$ 13,098	$ 13,341	$ 12,860
Net Interest Income-Fully Tax Equivalent	13,349	13,611	13,153
Provision for Loan Losses	641	1,042	453
Noninterest Income	4,461	4,451	4,398
Noninterest Expense	10,128	10,171	9,750
Net Income	4,758	4,559	4,650

PER SHARE DATA
Basic Net Income Per Common Share	$ 0.39	$ 0.38	$ 0.39
Diluted Net Income Per Common Share	0.38	0.37	0.38
Cash Dividends Declared Per Common Share	0.125	0.125	(1)
Book Value Per Common Share (equity per share issued)	11.07	10.74	9.74
Market Value – High	25.92	26.40	23.38
Market Value – Low	21.85	23.47	19.90
Basic Weighted Average Common Shares Outstanding	12,159,768	12,112,734	12,013,830
Diluted Weighted Average Common Shares Outstanding	12,419,975	12,404,791	12,340,770

KEY RATIOS
Return on Average Assets	1.09%	1.03%	1.16%
Return on Average Common Stockholders’ Equity	14.63	14.04	16.26
Efficiency (Noninterest Expense / Net Interest Income
plus Noninterest Income)	57.68	57.11	56.49
Average Equity to Average Assets	7.45	7.30	7.16
Net Interest Margin	3.25	3.27	3.54
Net Charge Offs to Average Loans	0.10	0.26	0
Loan Loss Reserve to Loans	1.07	1.07	1.08
Nonperforming Assets to Loans	1.01	1.05	0.58
Tier 1 Leverage	9.07	8.87	9.01
Tier 1 Risk-Based Capital	10.97	10.76	11.05
Total Capital	11.98	11.76	12.05

ASSET QUALITY
Loans Past Due 90 Days or More	$ 334	$ 299	$ 117
Non-accrual Loans	13,438	13,820	6,926
Net Charge Offs/(Recoveries)	346	867	(9)
Other Real Estate Owned	71	71	0
Other Nonperforming Assets	35	35	6
Total Nonperforming Assets	13,878	14,225	7,049

(1) Cash dividend of $0.125 declared on April 11, 2006.

LAKELAND FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

As of March 31, 2007 and December 31, 2006

(in thousands)

	March 31,	December 31,
	2007	2006
	(Unaudited)
ASSETS
Cash and due from banks	$ 73,284	$ 65,252
Short-term investments	3,378	54,447
Total cash and cash equivalents	76,662	119,699

Securities available for sale (carried at fair value)	298,269	296,191
Real estate mortgage loans held for sale	1,104	2,175

Loans, net of allowance for loan losses of $14,758 and $14,463	1,363,168	1,339,374

Land, premises and equipment, net	25,410	25,177
Bank owned life insurance	20,853	20,570
Accrued income receivable	8,299	8,720
Goodwill	4,970	4,970
Other intangible assets	774	825
Other assets	18,751	19,005
Total assets	$ 1,818,260	$ 1,836,706

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Noninterest bearing deposits	$ 253,953	$ 258,472
Interest bearing deposits	1,244,049	1,217,293
Total deposits	1,498,002	1,475,765

Short-term borrowings
Federal funds purchased	21,500	0
Securities sold under agreements to repurchase	117,985	106,670
U.S. Treasury demand notes	0	814
Other short-term borrowings	0	80,000
Total short-term borrowings	139,485	187,484

Accrued expenses payable	14,531	11,959
Other liabilities	326	338
Long-term borrowings	44	45
Subordinated debentures	30,928	30,928
Total liabilities	1,683,316	1,706,519

STOCKHOLDERS' EQUITY
Common stock: 180,000,000 shares authorized, no par value
12,186,148 shares issued and 12,094,816 outstanding as of March 31, 2007
12,117,808 shares issued and 12,031,023 outstanding as of December 31, 2006	1,453	1,453
Additional paid-in capital	17,553	16,525
Retained earnings	119,758	116,516
Accumulated other comprehensive loss	(2,578)	(3,178)
Treasury stock, at cost (2007 - 91,332 shares, 2006 - 86,785 shares)	(1,242)	(1,129)
Total stockholders' equity	134,944	130,187
Total liabilities and stockholders' equity	$ 1,818,260	$ 1,836,706

LAKELAND FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

For the Three Months Ended March 31, 2007 and 2006

(in thousands except for share data)

(unaudited)

	Three Months Ended
	March 31,
	2007	2006
NET INTEREST INCOME
Interest and fees on loans
Taxable	$ 24,720	$ 20,674
Tax exempt	50	58
Interest and dividends on securities
Taxable	2,678	2,561
Tax exempt	602	607
Interest on short-term investments	208	73
Total interest income	28,258	23,973

Interest on deposits	13,098	8,724
Interest on borrowings
Short-term	1,430	1,802
Long-term	632	587
Total interest expense	15,160	11,113

NET INTEREST INCOME	13,098	12,860

Provision for loan losses	641	453

NET INTEREST INCOME AFTER PROVISION FOR
LOAN LOSSES	12,457	12,407

NONINTEREST INCOME
Wealth advisory and investment brokerage fees	932	905
Service charges on deposit accounts	1,632	1,673
Loan, insurance and service fees	581	573
Merchant card fee income	622	580
Other income	493	513
Net gains on sales of real estate mortgage loans held for sale	165	152
Net securities gains (losses)	36	2
Total noninterest income	4,461	4,398

NONINTEREST EXPENSE
Salaries and employee benefits	5,855	5,489
Net occupancy expense	674	609
Equipment costs	445	455
Data processing fees and supplies	659	550
Credit card interchange	389	358
Other expense	2,106	2,289
Total noninterest expense	10,128	9,750

INCOME BEFORE INCOME TAX EXPENSE	6,790	7,055
Income tax expense	2,032	2,405
NET INCOME	$ 4,758	$ 4,650
BASIC WEIGHTED AVERAGE COMMON SHARES	12,159,768	12,013,830
BASIC EARNINGS PER COMMON SHARE	$ 0.39	$ 0.39
DILUTED WEIGHTED AVERAGE COMMON SHARES	12,419,975	12,340,770
DILUTED EARNINGS PER COMMON SHARE	$ 0.38	$ 0.38